Exhibit 5.1

November 14, 2017

United Parcel Service, Inc.

55 Glenlake Parkway

Atlanta, Georgia 30328

Re:	United Parcel Service, Inc. Floating Rate Senior Notes due 2067, Floating Rate Senior Notes due 2021, Floating Rate Senior Notes due 2023, 2.050% Senior Notes due 2021, 2.500% Senior Notes due 2023, 2.800% Senior Notes due 2024, 3.050% Senior Notes due 2027 and 3.750% Senior Notes due 2047

Ladies and Gentlemen:

We have acted as counsel for United Parcel Service, Inc., a Delaware corporation (the “Company”), in connection with the offering by the Company of $63,893,000 aggregate principal amount of Floating Rate Senior Notes due 2067 (the “2067 Floating Rate Notes”), $350,000,000 aggregate principal amount of Floating Rate Senior Notes due 2021 (the “2021 Floating Rate Notes”), $500,000,000 aggregate principal amount of Floating Rate Senior Notes due 2023 (the “2023 Floating Rate Notes”), $700,000,000 aggregate principal amount of 2.050% Senior Notes due 2021 (the “2021 Fixed Rate Notes”), $1,000,000,000 aggregate principal amount of 2.500% Senior Notes due 2023 (the “2023 Fixed Rate Notes”), $500,000,000 aggregate principal amount of 2.800% Senior Notes due 2024 (the “2024 Fixed Rate Notes”), $1,000,000,000 aggregate principal amount of 3.050% Senior Notes due 2027 (the “2027 Fixed Rate Notes”) and $1,150,000,000 aggregate principal amount of 3.750% Senior Notes due 2047 (the “2047 Fixed Rate Notes” and, collectively with the 2021 Floating Rate Notes, 2023 Floating Rate Notes, 2021 Fixed Rate Notes, 2023 Fixed Rate Notes, 2024 Fixed Rate Notes and 2027 Fixed Rate Notes, the “U.S. Notes”). The 2067 Floating Rate Notes and the U.S. Notes will be issued pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-214056) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the related prospectus dated October 11, 2016 (the “Base Prospectus”), a Prospectus Supplement relating to the 2067 Floating Rate Notes, dated November 9, 2017 (the “2067 Floating Rate Notes Prospectus Supplement”), and a Prospectus Supplement relating to the U.S. Notes, dated November 9, 2017 (the “U.S. Prospectus Supplement” and, collectively with the Base Prospectus and the 2067 Floating Rate Notes Prospectus Supplement, the “Prospectus”), filed with the Commission pursuant to Rule 424(b) of the rules and regulations promulgated under the Act. This opinion is being provided at your request for incorporation by reference into the Registration Statement.

November 14, 2017

In connection with this opinion, we have reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies. We have relied, as to the matters set forth therein, on certificates of public officials. As to certain matters of fact material to this opinion, we have relied, without independent verification, upon certificates of certain officers of the Company.

We have assumed that the Indenture dated as of August 26, 2003 (as supplemented, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (as successor to Citigroup, N.A.) (the “Trustee”), is enforceable against the Trustee in accordance with its terms.

The opinions expressed herein are limited in all respects to the federal laws of the United States of America and the corporate law of the State of Delaware (which includes the Delaware General Corporation Law, applicable provisions of the Delaware Constitution and reported judicial interpretations concerning those laws), and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the 2067 Floating Rate Notes and the U.S. Notes, upon issuance and sale thereof as described in the Prospectus and, when executed and delivered by the Company and authenticated by the Trustee under the Indenture and delivered and paid for by the purchasers thereof, will be validly issued and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered solely for the benefit of the Company in connection with the matters addressed herein.

We hereby consent to the filing of this opinion as an Exhibit to the Current Report on Form 8-K that you will file on November 14, 2017 and to the reference to us under the caption “Legal Opinions” in the Prospectus Supplement.

/s/ King & Spalding LLP